Exhibit 5.2

September 26, 2019

B&G Foods, Inc.

Four Gatehall Drive, Suite 110

Parsippany, New Jersey 07053

Re:	Offering of 5.25% Senior Notes due 2027

Ladies and Gentlemen:

We have served as special Indiana counsel to Clabber Girl Corporation, an Indiana corporation (the "Opinion Subsidiary"), in connection with the sale to the several underwriters named in the Underwriting Agreement (as defined below) by B&G Foods, Inc., a Delaware Corporation (the "Parent"), of $550,000,000 aggregate principal amount of 5.25% Senior Notes due 2027 (the "Notes") and the guarantee of the Notes (the "Guarantees," and together with the Notes, the "Securities") by the Opinion Subsidiary and certain other subsidiary guarantors (collectively, the "Guarantors"), in each case, pursuant to the terms of that certain Underwriting Agreement (the "Underwriting Agreement"), dated as of September 12, 2019, by and among Parent, the Guarantors and Barclays Capital, Inc., as representative of the underwriters named in Schedule A thereto. The Securities are being issued pursuant to that certain Indenture, dated as of June 4, 2013 (the "Base Indenture"), between Parent and The New York Mellon Trust Company, N.A., as trustee (the "Trustee"), as supplemented by the Tenth Supplemental Indenture, dated of even date hereof (the "Tenth Supplemental Indenture", and together with the Base Indenture, the "Indenture"), by and among Parent, the Guarantors and Trustee.

Except as described in this letter, we are not generally familiar with the business, records, transactions or activities of the Opinion Subsidiary. Our knowledge of its business, records, transactions and activities is limited to the Reviewed Documents set forth below. We were not involved in the preparation of the Registration Statement or the Prospectus (each as defined below), nor were we involved in the negotiation, preparation or execution of the Indenture, the Guarantees, or any of the related agreements executed or delivered in connection with the Notes. We have been retained solely for the purpose of rendering certain opinions under the laws of the State of Indiana.

In connection herewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for the purpose of this opinion letter, including without limitation the following documents:

B&G Foods, Inc.

September 26, 2019

(1)	The automatic shelf registration statement on Form S-3 (File No. 333-233099) covering the Securities, filed by the Parent and the subsidiary guarantor registrants named therein with the Commission on August 7, 2019 under the Securities Act of 1933, as amended (the "Registration Statement");

(2)	the Underwriting Agreement;

(3)	the Base Indenture;

(4)	the Tenth Supplemental Indenture;

(5)	the form of Notes attached as Exhibit A to the Tenth Supplemental Indenture;

(6)	the form of Guarantee attached as Exhibit B to Tenth Supplemental Indenture;

(7)	the prospectus dated August 7, 2019, as supplemented by the prospectus dated September 12, 2019 related to the Securities (together, the "Prospectus");

(8)	Articles of Incorporation of the Opinion Subsidiary, as certified by the Indiana Secretary of State on September 25, 2019, to be a true and complete copy of the Articles of Incorporation of the Opinion Subsidiary;

(9)	Bylaws of the Opinion Subsidiary, as certified by an authorized officer of the Company as of the date hereof, to be a true and complete copy of the Bylaws of the Opinion Subsidiary;

(10)	a certificate of legal existence for the Opinion Subsidiary as of a recent date;

(11)	the resolutions of the Board of Directors of Opinion Subsidiary, dated September 12, 2019, certified by the Secretary of Guarantor as of the date hereof to be a true and complete copy thereof; and

(12)	a certificate of the Secretary of the Opinion Subsidiary, certifying, among other factual matters, the incumbency of officers.

The documents referenced as items (1) through (6) above are collectively referred to as the "Transaction Documents." The documents referenced as (8) through (12) are collectively referred to as the "Authorization Documents" (together with the Transaction Documents, the “Reviewed Documents”).

In rendering this opinion letter, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other agreements and instruments of the Opinion Subsidiary, certificates of public officials and officers or other appropriate representatives of the Opinion Subsidiary, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed.

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September 26, 2019

We have made such examination of the laws of the State of Indiana as we deemed relevant for purposes of this opinion letter, but we have not made a review of, and express no opinion concerning, the laws of any jurisdiction other than the State of Indiana.

We have relied upon and with your permission assumed the truth, accuracy and completeness of the factual representations, statements, certifications and warranties made in the Reviewed Documents and in the Prospectus and have not made any independent investigation or verification of any factual matters stated or represented therein. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts or circumstances or the assumed facts set forth herein, we accept no responsibility to make any such investigation, and no inference as to our knowledge of the existence or absence of such facts or circumstances or of our having made any independent review thereof should be drawn from our representation of the Opinion Subsidiary. Our representation of the Opinion Subsidiary is limited to the transactions contemplated by the Indenture, including the Guarantee set forth therein, and other matters specifically referred to us by it.

In rendering this opinion letter to you, we have assumed with your permission:

(a)       The genuineness of all signatures, the legal capacity and competency of natural persons executing the Reviewed Documents, where applicable (in each case, whether on behalf of themselves or other persons or entities), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies.

(b)       The documents that have or will be executed and delivered in consummation of the transactions contemplated by the Transaction Documents will be identical in all material and relevant respects to the copies of the documents we have examined and on which this opinion is based.

(c)       The Transaction Documents have or will be completed, executed and delivered in the form submitted to us for review, with all required schedules and exhibits attached and all blanks appropriately filled in.

(d)       The Authorization Documents are accurate and have not been amended or rescinded.

(e)        All official public records (including their proper indexing and filing) furnished to or obtained by us, electronically or otherwise, were accurate, complete and authentic when delivered or issued and remain accurate, complete and authentic as of the date of this opinion letter.

(f)        We have not examined and render no opinion regarding any document incorporated by reference into the Transaction Documents (other than as set forth above), and we have assumed, with your permission, that any such document so incorporated does not affect the opinions hereby given.

B&G Foods, Inc.

September 26, 2019

Based on the foregoing and upon such investigation as we have deemed necessary, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, we are of the opinion that:

1.         The Opinion Subsidiary has been duly organized and is validly existing and in good standing under the laws of the State of Indiana. For purposes of this opinion, the term "good standing" means that the Opinion Subsidiary is validly existing under the laws of the State of Indiana, that the most recent required biennial report has been filed with the Secretary of State of Indiana and that no Articles of Dissolution appear as filed in the records of the Secretary of State of Indiana.

2.         The Opinion Subsidiary has all requisite corporate power and corporate authority under the laws of the State of Indiana to enter into and deliver the Indenture (including the Guarantee set forth therein) and to perform its obligations thereunder.

3.         The execution and delivery by the Opinion Subsidiary of the Indenture (including the Guarantee set forth therein) and the performance by the Opinion Subsidiary of its obligations thereunder have been duly authorized by all requisite corporate action on the part of the Opinion Subsidiary.

Each of the opinions set forth above is limited by its terms and subject to the assumptions hereinabove stated and is further subject to the following qualifications, exceptions and limitations, none of which shall limit the generality of any other assumption, qualification, exception or limitation or expand any opinion rendered herein.

A.        We have not considered and do not express an opinion with respect to any Federal or state (including Indiana) securities, tax, or antitrust laws and regulations. Our opinions set forth in this letter are expressly subject to the effect of the application of all Federal and state (including Indiana) securities, tax and antitrust laws and regulations.

B.        We express no opinion as to whether a subsidiary may guarantee or otherwise be liable for indebtedness incurred by its parent (direct or indirect) (i) where such guarantee is not bona fide under Indiana law, or (ii) to the extent that it has not been determined that such subsidiary has benefited from the incurrence of the indebtedness by its parent (direct or indirect) or if any such benefit is measured other than by the extent to which the proceeds of the indebtedness incurred by its parent (direct or indirect) are, directly or indirectly, made available to such subsidiary for its corporate, limited liability company or other analogous purposes.

C.        Our opinion may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally, including without limitation laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

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September 26, 2019

D.        We express no opinion as to the legality, validity, binding effect and/or enforceability of the Transaction Documents.

E.         We express no opinion and make no statements concerning or with respect to any statutes, ordinances, administrative decisions, rules, and regulations of counties, towns, municipalities, and special political subdivisions.

We do not render any opinions except as expressly set forth above. The opinions set forth herein are made as of the date hereof and are subject to, and may be affected by, future changes in the factual matters set forth herein, or future legislative action or judicial decisions and we undertake no duty to advise you of the same. We hereby consent to the filing of this opinion letter as an exhibit to the Parent’s Current Report on Form 8-K. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Securities. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder. Subject to the foregoing, this opinion letter is furnished to you and may be relied upon by Dechert LLP in connection with the issuance of the Securities under the Indenture.

Very truly yours,

/s/ Ice Miller LLP